CONTACTS: Media Inquiries

Krista McClure
(248) 435-7115

krista.mcclure@arvinmeritor.com

Investor Inquiries

Terry Huch

(248) 435-9426

terry.huch@arvinmeritor.com

ArvinMeritor Raises Guidance for Fiscal Year 2008

TROY, Mich. (Sept. 23, 2008) -- ArvinMeritor, Inc. (NYSE:ARM) announced today that it is raising its forecast for diluted earnings per share from continuing operations, before special items, to be in the range of $1.55 to $1.65, up from the top end of the previous range of $1.40 to $1.60, forecasted in the company’s third-quarter earnings report.

Chip McClure, chairman, CEO and president, said, “Although we continue to operate in an uncertain economic environment, the ArvinMeritor team has executed well this year. We are pleased that we are able to improve our outlook for fiscal year 2008 despite weaker market conditions in North America and Europe.”

ArvinMeritor also expects improved cash flow performance compared to its previous guidance. In the third quarter, the company forecasted free cash flow for fiscal year 2008 to be in the range of negative $50 million to negative $100 million.

ArvinMeritor will release its fourth-quarter and fiscal year 2008 results on Nov. 18, 2008, at 9 a.m. Eastern Time.

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. Headquartered in Troy, Mich., ArvinMeritor employs approximately 18,000 people in 24 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: http://www.arvinmeritor.com/.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions.  There are risks and uncertainties relating to the announced spin-off of ArvinMeritor’s LVS business, including the timing and certainty of completion of the transition. In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and sharply rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.